Exhibit 10.63
RESTRICTIVE COVENANT AGREEMENT
          THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”), effective as of August 18, 2011, between Detlef Koll (“Shareholder”) and MedQuist Holdings Inc., a Delaware corporation (the “Company”).
          WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated July 11, 2011, by and among the Company, Multimodal Technologies, Inc., a Pennsylvania corporation (“Multimodal”) and certain other parties thereto (the “Merger Agreement”), the Company will acquire Multimodal (the “Transaction”), and all of the issued and outstanding capital stock of Multimodal shall be converted into the right to receive the consideration set forth in the Merger Agreement;
          WHEREAS, in connection with the Transaction, Shareholder will receive significant money and other property in exchange for Shareholder’s equity securities of Multimodal;
          WHEREAS, Shareholder acknowledges that the Company would not enter into the Merger Agreement or complete the Transaction unless Shareholder agrees to be bound by the restrictive covenants set forth in this Agreement and that, accordingly, Shareholder is entering into this Agreement to induce the Company to enter into the Merger Agreement and consummate the Transaction.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:
     1. Definitions. Capitalized terms used herein that are not defined where used shall have the meanings ascribed to them below:
          1.1. “Affiliate” shall have the meaning set forth in the Merger Agreement.
          1.2. “Closing Date” shall have the meaning set forth in the Merger Agreement.
          1.3. “Company Group” means, collectively and individually, the Company and each of its Subsidiaries.
          1.4. “Competing Business” means any Person involved, anywhere in the world, in, for the purpose of creating patient records or supplementing existing patient records, selling or reselling technology products for use in the transcription of speech or in providing natural language processing of text or in selling software-based solutions designed to provide means to capture, interpret or analyze clinical data using speech recognition, speech understanding or natural language processing capabilities.
          1.5. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

          1.6. “Restricted Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
     2. Restrictive Covenants. To induce the Company to enter into the Merger Agreement and to consummate the Transaction, and in recognition of the substantial money and property which Shareholder shall receive in exchange for his equity ownership interests in Multimodal upon consummation of the Transaction, Shareholder shall be bound by the provisions of this Section 2 (the “Restrictive Covenants”).
          2.1. Covenant Not To Compete. During the Restricted Period, Shareholder shall not, directly or indirectly, own, manage, join, operate, participate in or otherwise be engaged in any Competing Business. For purposes of this Section, (i) “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, partner, joint venturer or otherwise or rendering any direct or indirect service or assistance (including as a creditor for money borrowed) to any Person, and (ii) ownership of voting securities of an entity whose securities are publicly traded on a recognized securities exchange or quotation system not, in the aggregate, in excess of two percent (2%) of such voting securities shall not be considered to be owning, managing, joining, operating, participating in or otherwise being engaged in any Competing Business. Shareholder acknowledges that this covenant is reasonably designed to protect the Company’s substantial investment in Multimodal and is reasonable with respect to its duration, geographical area and scope. For the avoidance of doubt, any employee, manager or officer of any member of the Company Group shall not be considered to be participating in any Competing Business in violation of this Section 2.1 in carrying out his or her activities on behalf of the Company Group within his or her authority.
          2.2. Covenant Not To Solicit. During the Restricted Period, Shareholder shall not, directly or indirectly:
               2.2.1. cause, solicit, induce or encourage, or attempt to cause, solicit, induce or encourage, any actual or prospective customer, supplier or independent contractor of any member of the Company Group (including any existing or former customer, supplier or independent contractor of any member of the Company Group and any Person that becomes a customer, supplier or independent contractor of any member of the Company Group on or after the Closing Date), or any other Person who has a business relationship with any member of the Company Group, to terminate, modify or not establish any such actual or prospective relationship;
               2.2.2. (a) cause, solicit, induce or encourage, or attempt to cause, solicit, induce or encourage, any employee or other Person providing service to any member of the Company Group to leave such employment or service, or (b) hire, employ or otherwise engage any employee, former employee or other Person that provided service to any member of the Company Group during the immediately preceding twelve (12) month period; provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted at any such Person.
     3. Acknowledgements. Shareholder acknowledges that the restrictions on Shareholder’s activities under this Agreement constitute a material inducement to the consummation of the Transaction, and Shareholder further acknowledges, stipulates and agrees that a breach of any of the obligations and agreements set forth in this Agreement will result in irreparable harm and continuing damage to the Company Group for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, the Company and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.
4. Remedies and Enforcement Upon Breach.
          4.1. Specific Enforcement. Shareholder acknowledges that any breach by Shareholder, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company Group for which monetary damages would not be an adequate remedy. Shareholder shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Shareholder of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
          4.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
          4.3. Accounting. If Shareholder breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Shareholder to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Shareholder as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
          4.4. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the breadth or scope of such Restrictive Covenants.
          4.5. Disclosure of Restrictive Covenants. Shareholder shall promptly disclose the existence and terms of the Restrictive Covenants to any Person that Shareholder may be employed by or provide services to during the Restricted Period.
          4.6. Extension of Restricted Period. If Shareholder breaches this Agreement in any respect, the restrictions contained in that section will be extended for a period equal to the period that Shareholder was in breach.
5. Miscellaneous.
          5.1. Other Agreements. Shareholder represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Shareholder is a party that would prevent or make unlawful Shareholder’s execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Shareholder’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Shareholder of Shareholder’s duties under this Agreement.
          5.2. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The duties and obligations of Shareholder hereunder are personal to Shareholder and may not be assigned by Shareholder.
          5.3. Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of New York, and Shareholder and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          5.4. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
          5.5. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Shareholder.
          5.6. Survival. The obligations contained in this Agreement shall survive the termination of any relationship between Shareholder and the Company Group.
          5.7. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, other than any employment agreement between any member of the Company Group and Shareholder and that certain Restrictive Stock Award Agreement dated on or about the date hereof between the Shareholder and the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          5.8. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not affect the meaning or construction of any provision of this Agreement.
          5.9. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Shareholder has executed this Agreement, in each case as of the date indicated below.

MEDQUIST HOLDINGS INC.
By:	/s/ Tony James
Title: Chief Financial Officer
Date: August 18, 2011

SHAREHOLDER
/s/ Detlef Koll
Date: 7/11/2011